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                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549
                     ________________________
                             FORM 8-K

       CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

   Date of report (Date of earliest event reported):  December 4, 2002


                             ELDERTRUST
            (Exact Name of Registrant as Specified in Charter)


        Maryland                  001-13807          23-2932973
(State or Other Jurisdiction  (Commission File    (IRS Employer
     of Incorporation)             Number)     Identification No.)


       2711 Centerville Road, Suite 108
         Wilmington, Delaware                       19808
  (Address of Principal Executive Offices)        (Zip Code)


Registrant's telephone number, including area code:  (302) 993-1022

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Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of ElderTrust's policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain matters discussed within this document may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although ElderTrust believes the expectations reflected in such forward-looking statements are reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from ElderTrust's expectations include the extent to which Genesis Health Ventures, Inc., the Company's principal tenant, continues to make lease payments to the Company, the Company's ability to extend or refinance mortgage loans totaling approximately $19.5 million that mature on January 10, 2003, real estate conditions, changes in the economic conditions and other risks detailed from time to time in the Company's SEC reports and filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

       RESPONSES TO SELECTED QUESTIONS REGARDING DIVIDEND POLICY

The Company recently announced its new dividend policy. In that announcement the Company stated that it intends to resume regular quarterly distributions to the holders of its common shares and that the initial distribution is expected to be declared in mid-April, 2003. The Company estimates that, based upon its current estimate of operations and cash requirements, the per share distribution is expected to be $0.64 per year, or $0.16 per quarter.

The dividend reinstatement will be a significant event for the Company and has raised numerous questions from shareholders and other interested parties. The purpose for this filing is to address some of the more commonly asked questions.

How was the proposed dividend level determined?

The proposed dividend level was determined taking into account a number of factors including the Company's required dividend level under federal income tax law, its estimate of cash available for distribution and financial covenants under debt agreements. We will address each of these points individually.

                          Required Dividend Level

Under federal income tax law a real estate investment trust ("REIT") is required to distribute 90% of its taxable income. As has been disclosed previously, the Company has incurred significant net operating losses ("NOL's"). The Company estimates the NOL's remaining at January 1, 2003 to be approximately $10 million and that the Company will generate between $2.5 and $3 million in taxable income in 2003, or $0.30 to $0.37 per share on 8.2 million fully diluted shares and units, a calculation that also takes into account partnership units that can be converted into shares. Provided these NOL's are available to reduce the Company's taxable income, the Company should have no distribution requirement to maintain its REIT status for some time to come.

                     Cash Available for Distribution

Cash available for distribution, or CAD, is generally defined as being equal to Funds from Operations (FFO) less debt principal payments and capital expenditures. Our current FFO run rate is approximately $1.65 per share on 8.2 million fully diluted shares and units. However, as noted in our recent press release regarding the loans maturing December 1, 2002, two properties (Harston and Pennsburg) may be disposed of to satisfy nonrecourse debt. If this occurs, FFO will be reduced by approximately $0.14 per share. If this does not occur, it is expected that this cash flow from these properties will be used to reduce the debt secured by these properties. In either event, we view the starting point to calculate CAD to be approximately $1.51 per share. As to capital expenditures, most of our leases require the tenant to maintain the properties. However we do have annual capital expenditure requirements of approximately $0.05 per share. As we have discussed previously, we estimate the cash needed to pay principal on amortizing loans, except for the Wachovia Guidance Line and the $30 million in debt originated by JPMorgan, to be approximately $0.40 per share. Required principal payments on the Wachovia loan is approximately $0.25 per share. As noted above, we expect that cash flow from the Harston and Pennsburg properties will be dedicated toward debt reduction. Thus, cash available for distribution is approximately $0.81 per share.

                           Financial Covenants
                         Interest Coverage Covenants

The Company has interest coverage ratio requirements under its guaranty of the bonds securing the Woodbridge and Highgate facilities. The covenants are calculated on a trailing four quarters basis and are currently set at 1.60:1.0. The required ratio increases to 1.80:1.0 at March 31, 2003 and 1.90:1.0 at December 31, 2004. These increases were negotiated during the Genesis restructuring during which the bondholder agreed to a coverage reduction from 2.0:1.0 to the current level.

The Company currently believes that the required payments on the Wachovia and JPMorgan loans, plus additional voluntary payments of $0.17 per share applied against either of these loans, will provide greater assurance that the Company will continue to meet this interest coverage ratio requirement. It is also believed that these voluntary payments will provide greater assurance that these loans can be repaid when they mature.

To summarize, our calculation of the anticipated distribution amount is as follows.

            Item                   Per Share               Total
 --------------------------   ---------------------   ----------------
 FFO                                $1.65                $13,530
 Less: Harston/Pennsburg            (0.14)                (1,150)
       CAPEX                        (0.05)                  (410)
       Required Wachovia            (0.25)                (2,050)
       Voluntary Reduction          (0.17)                (1,400)
       Other debt principal         (0.40)                (3,280)
                                   --------              ---------
 Distribution                       $0.64                 $ 5,240
                                   --------              ---------

                           Minimum Equity Covenant

The Company has minimum equity covenants under the aforementioned guaranties and the Wachovia loan. For this purpose, "equity" is defined as total assets less total liabilities. These covenants require the Company's equity to be no less than $75 million. The Company's equity at September 30, 2002 is approximately $87.3 million. A minimum equity covenant is a normal covenant in such loans and is common across the REIT industry. In the normal course of business equity will be increased by net income and equity raises and be decreased by net losses and distributions, including dividends.

Under the newly-announced policy, distributions are expected to exceed net income by approximately $0.27 per share. The Company's equity, therefore, is expected to decrease by approximately $2.5 million per year as a result of the anticipated distributions.

Why pay a dividend if one is not required?

One of our goals is to improve share price and liquidity. We believe a dividend will help us accomplish that goal.

Why the delay in declaring the dividend?

The payments made by the Company over the past several years on its short-term debt obligations strengthened the Company's balance sheet but left it without the working capital needed to grow the business. In addition, continued debt reduction is needed to meet the increasing interest coverage covenants noted above.

How will the dividend be taxed?

Although not technically correct, one can use taxable income as a gauge in determining the dividend's taxability. Under this estimate, and assuming a $0.64 dividend and taxable income of $0.37 per share, $0.37 per share would be taxed as ordinary income and $0.27 per share would be a return of capital.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      ELDERTRUST


Date:  December 4, 2002            By:  /s/ D. LEE MCCREARY, JR.
                                   ----------------------------------
                                   Name:   D. Lee McCreary, Jr.
                                   Title:  President, Chief Executive
                                   Officer and Chief Financial
                                   Officer